Exhibit 99.11

The following statements amend the Annual Report on Form 18-K for the fiscal year ended March 31, 2017:

The section “Economy” on page 26 of the Exhibit 99.1 is hereby amended by adding the following text after the third paragraph of the subsection “Softwood Lumber Dispute”:

 “On November 2nd 2017, the DOC published its final determinations for antidumping and countervailing duties that will apply to Canadian wood exports. The final antidumping duties are currently in force and range from 3.20% to 8.89% for investigated companies, Resolute Forest Products (which operates in Québec) having the lowest rates at 3.20% . For all non-investigated Canadian companies, the final antidumping duties are set to 6.58% . Concerning the final countervailing duties, they are expected to take effect in mid-December. They will range from 13.24% to 18.19% for investigated companies, Resolute Forest Products having a rate of 14.70% . For all non-investigated Canadian companies, the final countervailing duties are set to 14.25%, except for New Brunswick’s J.D. Irving Limited who volunteered as a respondent, getting a rate of 3.34% .”